Exhibit 99.3
ELLINGTON FINANCIAL INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2022, Ellington Financial Inc. (the “Company”) held a 49.6% ownership interest (the "Existing Equity Interest") in Longbridge Financial, LLC (“Longbridge”). On October 3, 2022, Ellington Financial Inc. (the “Company”) acquired a controlling interest in Longbridge Financial, LLC (“Longbridge”) (the “Subject Transaction”). The following unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) combine the historical consolidated financial position and results of operations of the Company and of Longbridge. The Pro Forma Financial Statements are based upon the historical financial statements of the Company and of Longbridge, after giving effect to the Subject Transaction, including associated transaction costs and various other adjustments that are described in the footnotes following the Pro Forma Financial Statements, and are intended to reflect the impact of the consolidation of Longbridge by the Company.
The Pro Forma Financial Statements are presented for illustrative purposes only. The Pro Forma Financial Statements should not be assumed to be an indication of the actual results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future. The pro forma condensed combined financial information has been prepared by the Company in accordance with Article 11 of Regulation S-X and should be read in conjunction with the separate historical audited consolidated financial statements of the Company and of Longbridge.
The unaudited pro forma condensed combined statements of operations reflect the Subject Transaction as if it had been consummated on January 1, 2022 and combine the Company’s historical results for the year ended December 31, 2022 with Longbridge’s historical results for the same periods. The Subject Transaction is accounted for using the acquisition method of accounting, in accordance with the provisions of ASC 805, Business Combinations. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded during the measurement period as prescribed by generally accepted accounting principles in the United States.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)

	Year Ended December 31, 2022
(In thousands, except per share amounts)	Ellington Financial Inc.	Longbridge Financial, LLC(1)	Transaction Accounting Adjustment		Pro Forma Combined
Net Interest Income
Interest income	$282,218	$6,864	$—		$289,082
Interest expense	(141,777)	(11,732)	—		(153,509)
Total net interest income	140,441	(4,868)	—		135,573
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(105,449)	11,292	—		(94,157)
Realized gains (losses) on financial derivatives, net	120,489	2,111	—		122,600
Unrealized gains (losses) on securities and loans, net	(475,807)	(2,896)	—		(478,703)
Unrealized gains (losses) on financial derivatives, net	53,891	7,121	—		61,012
Unrealized gains (losses) on other secured borrowings, at fair value, net	199,189	(91,901)	—		107,288
Unrealized gains (losses) on senior notes, at fair value	(162,381)	98,516	—		(63,865)
Net change from reverse mortgage loans held for investment, at fair value	258,140	—	—		258,140
Net change related to HMBS obligations, at fair value	18,165	—	—		18,165
Bargain purchase gain	7,932	—	—		7,932
Other, net	5,384	18,364	—		23,748
Total other income (loss)	(80,447)	42,607	—		(37,840)
Expenses
Base management fee to affiliate, net	16,847	—	—		16,847
Incentive fee to affiliate	—	—	—		—
Investment related expenses	30,949	20,139	—		51,088
Compensation and benefits	19,599	37,400	—		56,999
Other expenses	17,570	10,462	477	A	28,509
Total expenses	84,965	68,001	477		153,443
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings (Losses) from Investments in Unconsolidated Entities	(24,971)	(30,262)	(477)		(55,710)
Income tax expense (benefit)	(17,716)	—	—		(17,716)
Earnings (losses) from investments in unconsolidated entities	(63,614)	—	37,103	B	(26,511)
Net Income (Loss)	(70,869)	(30,262)	36,626		(64,505)
Net income (loss) attributable to non-controlling interests	(822)	—	—		(822)
Dividends on preferred stock	15,292	—	—		15,292
Net Income (Loss) Attributable to Common Stockholders	(85,339)	(30,262)	36,626		(78,975)
Basic and Diluted Net Income (Loss) per Share of Common Stock(2)	$(1.43)	$(0.51)	$0.61		$(1.32)
(1)The Company has made reclassifications to certain line items on Longbridge’s Statement of Operations to align to the Company’s presentation. Amounts represent Longbridge’s results of operations for the period January 1, 2022 through October 2, 2022.
(2)Based on 60,615,691 weighted average shares of the Company’s common stock and outstanding convertible non-controlling interest units, which are participating non-controlling interests of the Company for the year ended December 31, 2022. See Note F in the Notes to Pro Forma Condensed Combined Financial Statements for additional information.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
A.Adjustment for the amortization expense related to intangible assets acquired.
B.Reflects the adjustment to reverse net realized and unrealized gains (losses) recognized by the Company related to its existing non-controlling equity interest in Longbridge, for which the Company had elected the fair value option as provided for under ASC 825, Financial Instruments.
2